23(d)(2)



                             SUB-ADVISORY AGREEMENT


AGREEMENT dated April 29th, 2003, between RANSON CAPITAL CORPORATION, a Kansas corporation (the "Advisor"), located in Minot, North Dakota, and ANCORA ADVISORS LLC, a Nevada Limited Liability Company, located in Beachwood, OH, and the Canandaigua Equity Fund & Canandaigua Bond Fund.

           WHEREAS, Integrity plans to effect a name change of the Canandaigua Equity Fund and Canandaigua Bond Fund to The Integrity Equity Fund and The Integrity Income Fund (the Integrity Funds) respectively.

           WHEREAS, the Integrity Funds are diversified, open-end management investment companies under the Investment Company Act of 1940, as amended ("the 1940 Act").

           WHEREAS, the advisor is the investment advisor to the Integrity Funds which are organized under the laws of the state of Delaware.

           WHEREAS, the Advisor and Sub-Advisor are each registered as an investment advisor under the Investment Advisors Act of 1940;

           WHEREAS, the Advisor wishes to retain the Sub-Advisor to assist the Advisor in providing investment advisory services in connection with such Funds, as amended from time to time with the written consent of the parties hereto; and

           WHEREAS, the Sub-Advisor is willing to provide such services to the Advisor upon the terms and conditions and for the compensation set forth below.

           NOW, THEREFORE, in consideration of the premises and mutual covenants therein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

           1. APPOINTMENT. The Advisor hereby appoints the Sub-Advisor its sub-advisor with respect to the Funds as provided for in the Investment Advisory Agreement between the Advisor and the Funds. The Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

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           2.   DELIVERY  OF  DOCUMENTS.   The  Advisor  shall  provide  to  the
                Sub-Advisor copies of the Trust's most recent prospectus and statement of additional information (including all supplements thereto) which relate to any class of shares representing interests in the Fund (each such prospectus and statement of additional information as presently in effect, and as they shall from time to time be amended and supplemented, is herein
                respectively   called  a   "Prospectus"   and  a  "Statement  of
                Additional Information").


           3.   SUB-ADVISORY SERVICES TO THE FUND(S).

           (a) Subject to the supervision of the Advisor, the Sub-Advisor will perform the following services: (i) provide investment research and credit analysis concerning the Fund's investments; (ii) conduct a continual program of investment of the Fund's assets;
                (iii) place orders for all purchases and sales of the investments made for the Funds; (iv) maintain the books and records required in connection with its duties hereunder; and
                (v) keep the Advisor informed of developments materially affecting the Fund.


           (b) The Sub-Advisor will use the same skill and care in providing such services as it uses in providing services to other accounts for which it has investment responsibilities; provided that, notwithstanding the Paragraph 3(b), the liability of the Sub-Advisor for actions taken and non-actions with respect to the performance of services under this Agreement shall be subject to the limitations set forth in Paragraph 10(a) of this Agreement.


           (c) The Sub-Advisor will communicate to the Advisor and to the Trust's custodian and fund accountants as instructed by the Advisor on each day that a purchase or sale of a security is effected for the Fund (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale has been affected, (iv) the CUSIP number of the security, if any, and (v) such other information as the Advisor may reasonably require for purposes of fulfilling its obligations to the Trust under the Advisory Agreement.


           (d) The Sub-Advisor will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information.


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           (e)  The Sub-Advisor will maintain records of the information set forth in Paragraph 3(c) hereof with respect to the securities transactions of the Fund and will furnish the Trust's Board of Trustees and the Advisor with such periodic and special reports as the Board and Advisor may reasonably request.


           (f) The Sub-Advisor will promptly review all (1) reports of current security holdings in the Fund, (2) summary reports of transactions and pending maturities (including the principal, cost and accrued interest on each portfolio security in maturity date order) and (3) current cash position reports (including cash available from portfolio sales and maturities and sales of Fund's shares less cash needed for redemptions and settlement of portfolio purchasers), all within a reasonable time after receipt there of from the Trust and will promptly report any errors or discrepancies in such reports of which it is aware to the Trust or its designee and Advisor.


           4.   BROKERAGE.

           (a) The Sub-Advisor may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In selecting brokers or dealers through which to place orders, the Sub-Advisor will consider the factors it considers relevant, including, but not limited to the experience and skill of the fit's securities traders, as well as the firm's financial responsibility and administrative efficiency. The Sub-Advisor will attempt to obtain the best price and the most favorable execution of its orders. Consistent with these obligations, the Sub-Advisor is authorized to select brokers on the basis of the research, statistical and pricing services they provide to the Fund. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such transaction is reasonable in relation to the benefits in the Fund over the long term. In no instance will portfolio securities be purchased from or sold, on a principal basis, to the Trust's principal underwriter, the Advisor or any affiliated person thereof (as the term "affiliated person" is defined in the 1940 Act), except to the extent permitted by SEC exemptive order or by applicable law.




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           5.   COMPLIANCE WITH LAWS; CONFIDENTIALITY; CONFLICTS OF INTEREST.

           (a) The Sub-Advisor agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdiction over the Sub-Advisor in performance of its duties hereunder (herein called the "Rules").


           (b) The Sub-Advisor will treat confidentially and as proprietary information of the Trust and the advisor all records and information relative to the Trust and the Advisor and prior, present or potential shareholders (other than information that has been made public by the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust or Advisor as appropriate, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. The terms of this section 5(b) shall survive the termination of this Agreement.

           6. CONTROL BY TRUST'S BOARD OF TRUSTEES. Any recommendations concerning the Fund's investment program proposed by the Sub-Advisor to the Fund and the Advisor pursuant to this Agreement, as well as any other activities undertaken by the Sub-Advisor on behalf of the Fund pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.


           7. BOOKS AND RECORDS. The Sub-Advisor shall maintain and preserve such records related to the Funds' portfolio transactions as required under the 1940 Act. The Advisor shall maintain and preserve all books and other records not related to the Funds' portfolio transactions as required under the 1940 Act. The Sub-Advisor agrees that all records that it maintains for the Funds are the property of the Trust and further agrees to surrender copies of such records to the Trust promptly upon the Trust's request. The terms of this section 7 shall survive the termination of this Agreement.


           8. EXPENSES. During the term of this Agreement, the Sub-Advisor will bear all expenses incurred by it in connection with the performance of its services under this Agreement other than the cost of securities, brokerage commissions, custodian fees, auditors' fees, taxes, interest, extraordinary expense items, and other expenses related to the operation of the Trust or any Fund.

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           9.   AUDIT/COOPERATION.

           (a) Advisor and Trust shall have their right to audit and inspect the records, policies, procedures and premises of Sub-Advisor as reasonably required to ensure compliance with the terms of this Agreement and the Rules.


           (b) Sub-Advisor shall cooperate fully with Advisor and Trust in regards to any inquiry, examination or request for information from any federal or state regulatory agencies having authority over the Trust, Advisor or Funds.

           10.  COMPENSATION.

           (a) For the services provided and the expenses borne by the Sub-Advisor pursuant to this Agreement, the Advisor will pay the Sub-Advisor the advisory fee as determined by this Agreement. Payment of this compensation shall be the sole responsibility of the Advisor and shall in no way be an obligation of the Fund or of the Trust.


           (b) For the period beginning with the day on which this Agreement becomes effective and ending with the last day of the month prior to the completion of four full calendar quarters of performance under this Agreement, the fee payable to the Sub-Advisor shall be calculated at an annual rate of 0.35% of the Fund's total assets.

           11.  LIMITATION OF LIABILITY.

           (a) The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor, the Trust or the Fund in connection with the matters to which this Agreement relates, except that Sub-Advisor shall be liable to the Advisor for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Advisor in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement. In no case shall the Sub-Advisor be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Sub-Advisor by the Advisor.

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           (b)  The Advisor shall be responsible at all times for supervising the Sub-Advisor, and this Agreement does not in any way limit the duties and responsibilities that the Advisor has agreed to under the Advisory Agreement.

           12. INDEMNIFICATION. The Sub-Advisor shall indemnify and hold harmless the Advisor and each of its officers, directors, employees and controlling persons from and against any losses, expenses, (including reasonable attorneys' fees and court cost), damages or liabilities to which the Advisor becomes subject in so much as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon the willful misfeasance, bad faith, gross negligence or breach of this Agreement by the Sub-Advisor. The terms of this section 12 shall survive the termination of this Agreement.


           13.  DURATION AND TERMINATION. This Agreement shall become effective
                -------------------------
                as of the date hereof provided that it shall have been approved by vote of a majority of the outstanding voting securities of the Fund and, unless sooner terminated as provided herein, shall continue with respect to the Fund until April 29th, 2004. Thereafter, if not terminated, this Agreement shall continue in effect for successive 12-month periods ending on April 29th of each year, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested person of the Trust or any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; PROVIDED, HOWEVER, that this Agreement may be
                          -----------------
                terminated with respect to the Fund (i) by the Trust at any time upon 60 days' prior notice without the payment of any penalty by the Board of Trustees of the Trust; (ii) by the Advisor on 180 days written notice to the Sub-Advisor or (iv) by the Sub-Advisor on 180 days written notice to the Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)



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           14.  TRADEMARKS. The Sub-Advisor hereby expressly authorizes the
                Trust and the Advisor to the use (Ancora Advisors LLC) in its sales literature and advertising pertaining to the Fund and/or the Trust. The Sub-Advisor agrees to submit any proposed sales literature for the Trust or for itself or its affiliates which mentions the Trust or Fund to the Trust's distributor and the Advisor for review and approval or disapproval.


           15. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.











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           IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                          (SEAL) RANSON CAPITAL CORPORATION


                           By:
                           -------------------

                           Title:
                           -------------------

                           (SEAL) ANCORA ADVISORS LLC.

                           RICHARD A. BARONE

                           By:
                           -------------------

                           Title:
                           -------------------






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                                   SCHEDULE A

                          To the Sub-Advisory Agreement
                          Dated as of April 29th, 2003
           Between Ranson Capital Corporation and Ancora Advisors LLC,
                                Richard A. Barone

           Canandaigua Equity Fund
           Canandaigua Bond Fund









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